Exhibit (k)(3)

FS CREDIT INCOME FUND

DISTRIBUTION PLAN

Adopted: [•], 2017

This Distribution Plan (the “Plan”) has been adopted by the Board of Trustees (the “Board”) of FS Credit Income Fund, a Delaware statutory trust (the “Fund”), subject to the terms and conditions set forth herein. The Fund is a non-diversified, closed-end management investment company that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

In an order dated September 12, 2016, the U.S. Securities and Exchange Commission (the “SEC”) granted exemptive relief (the “Exemptive Order”) to certain of the Fund’s affiliates (the “Applicants”), permitting certain registered investment companies to issue multiple classes of shares with sales loads and/or asset-based distribution and/or service fees and contingent deferred sales loads (“CDSCs”). As a continuously offered registered closed-end management investment company, the investment adviser to which is under common control with the investment adviser to the Applicants, and which provides periodic liquidity with respect to its shares pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, the Fund is eligible to rely on the Exemptive Order to offer multiple classes of its common shares of beneficial interest, par value $0.001 per share (“Common Shares”). The Fund intends to offer multiple classes of Common Shares. Although not directly subject to Rule 12b-1 promulgated under the 1940 Act, as a condition to reliance on the Exemptive Order, the Fund must comply with the provisions of Rule 12b-1 as if they applied to the Fund.

The Fund has entered into an underwriting agreement, as amended from time to time (the “Underwriting Agreement”), with a distributor to the Fund (the “Distributor”) pursuant to which the Distributor has agreed to serve as the distributor of the Common Shares of the Fund. This Plan sets forth the terms and conditions under which the Fund will pay a distribution fee to the Distributor in connection with the distribution of Class L, Class M and Class T Common Shares of the Fund (collectively, the “Fee Paying Shares”).

1.	Distribution Fees

(a)	Pursuant to the Plan, the Fund may pay to the Distributor an annual fee of 0.25% in respect of each separate class of the Fund’s Fee Paying Shares for distribution and sales support services, as applicable (the “Distribution Fee”). For each separate class of Fee Paying Shares, the Distribution Fee shall accrue daily and be paid monthly at the rate indicated above, which annual rate is a percentage of the average daily net assets attributable to the respective class of Fee Paying Shares.

(b)

Payments of the Distribution Fee under the Plan in respect of the Fee Paying Shares shall be used primarily to compensate the Distributor for marketing services, distribution services and sales support services provided in connection with the offering and sale of the Fee Paying Shares, including payments by the Distributor to compensate or reimburse brokers-dealers and other properly licensed financial intermediaries (collectively, “Selected Dealers”) for sales support services provided and related expenses incurred by such Selected Dealers in respect of the Fee Paying Shares. The services and expenses described in this Section 1(b) may include, but are not limited to, the following (in each case, to the extent not reimbursable as organizational and offering expenses pursuant to the Fund’s administration agreement with FS Credit Income Advisor, LLC): (i) development, formulation and implementation of marketing and promotional activities; (ii) preparation, printing and distribution of marketing and promotional materials by Selected Dealers; (iii) expenditures for sales or distribution support services, including account maintenance and customer service support; (iv) preparation of information, analyses and opinions with respect to marketing and promotional activities; (v) commissions or other compensation to Selected Dealers attributable to distribution or sales support activities, as applicable, including interest expenses and other costs associated with financing of such commissions and compensation; (vi) travel, equipment, printing, delivery and mailing costs, overhead and other office expenses of the Distributor or Selected Dealers attributable to distribution or sales support activities, as applicable; (vii) costs of administering the Plan; (viii) expenses of organizing and conducting sales seminars; (ix) Selected Dealer relations and communications relating to a potential liquidity event; and (x) any other costs and expenses relating to distribution or sales support activities.

(c)	Payments of the Distribution Fee under Section 1 of the Plan shall be made without regard to expenses actually incurred. The Distribution Fees with respect to the Fund as it relates to the each separate class of Fee Paying Shares will be payable by the Fund to the Distributor until either this Plan or the Underwriting Agreement is terminated or not renewed with respect to such class of Fee Paying Shares.

(d)	It is acknowledged that the Distributor and other parties that receive fees from the Fund may each make payments without limitation as to amount relating to distribution or sales support activities, as applicable, in connection with the Fund out of its past profits or any additional sources other than the Distribution Fee which are available to it.

(e)	The Fund may pay fees to the Distributor at a lesser rate than the fees specified in Section 1(a) of this Plan as agreed upon by the Board and Distributor and as approved in the manner specified in Section 3 of this Plan.

(f)	In addition to the Distribution Fees authorized above, this Plan authorizes the Fund to bear or reimburse organization and offering costs pursuant to the Fund’s administration agreement with FS Credit Income Advisor, LLC. For purposes of this Plan, “organization and offering costs” primarily include legal, accounting, printing and other expenses relating to this Offering, including costs associated with technology integration between the Fund’s systems and those of its distribution partners, marketing expenses, salaries and direct expenses of the personnel of the investment adviser and/or sub-adviser of the Fund, employees of their affiliates and others while engaged in registering and marketing the Shares, including the development of marketing materials and presentations, training and educational meetings, and generally coordinating the marketing process for the Fund.

2.	Sub-Agreements

(a)	The Fund authorizes Distributor to enter into Sub-Agreements with certain securities dealers or brokers, administrators and others (“Recipients”) to provide compensation to such Recipients based on the net asset value of applicable class of Fee Paying Shares held by clients or customers of that Recipient, for activities and services of the type referred to in Section 2(b) and Section 1(a). Distributor may also make payments to the investment adviser and/or sub-adviser of the Fund for reimbursement of marketing related expenses.

(b)	Distributor shall provide, or arrange for Recipients with which Distributor has entered into Sub-Agreements to provide, distribution services. The distribution services shall include assistance in the offering and sale of Fee Paying Shares and in other aspects of the marketing of such shares to clients or prospective clients of the respective Recipients including any advertising or marketing services provided by or arranged by Distributor, as well as activities and services of the type referred to in Section 1(a), with respect to the Fee Paying Shares.

3.	Approval and Effectiveness of Plan

(a)	The Plan may not become effective until (i) the initial regular daily closing in the Fund’s continuous public offering of Common Shares, (ii) the Plan, together with any related agreements, is approved by a majority of the Board, including a majority of the trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, and (iii) if Common Shares (or a particular affected class of Common Shares) have previously been publicly offered, the Plan, together with any related agreements, is approved by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or such particular class of Common Shares.

(b)	After approval as set forth in Section 3(a), along with any other approvals required pursuant to the 1940 Act and Rule 12b-1 thereunder, the Plan shall take effect at the time specified by the Board.

4.	Continuance of the Plan

The Plan shall continue in full force and effect for so long as such continuance is specifically approved at least annually by a majority of the Board, including a majority of the trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

5.	Termination

(a)	The Plan may be terminated at any time as to the Fund or any class of the Fund’s Common Shares without penalty by (a) a vote of a majority of the trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or (b) a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or the affected class of Common Shares.

(b)	Any agreement related to the Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or by vote a majority of the outstanding voting securities of the Fund or the affected class of Common Shares on not more than sixty (60) days’ written notice to any other party to the agreement; and will automatically terminate in the event of its assignment (as defined in the 1940 Act).

6.	Amendments

The Plan may not be amended so as to increase materially the amount of the Distribution Fees described in Section 1 in respect of a class of Common Shares unless the amendment is approved by a vote of at least a majority of the outstanding voting securities (as defined in the 1940 Act) of the affected class of Common Shares. In addition, no material amendment to the Plan may be made unless approved by the Board in the manner described in Section 3(b).

7.	Fund Governance

So long as the Plan is in effect, the Board shall satisfy the applicable fund governance standards set forth in Rule 0-1(a)(7) promulgated under the 1940 Act, including that the selection and nomination of the Fund’s trustees who are not “interested persons” (as defined in the 1940 Act) will be committed to the discretion of the trustees then in office who are not “interested persons” (as defined in the 1940 Act) of the Fund.

8.	Written Reports

While the Plan is in effect, the Board shall receive, and the trustees shall review, at least quarterly, written reports which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

9.	Preservation of Materials

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8 for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

10.	Miscellaneous

The captions in the Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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